EXHIBIT 10.60

2019 Executive Incentive Plan
Plan Document and Summary Plan Description
(Annual Award, Long-Term Incentive Awards)

Purpose

The purpose of this 2019 Executive Incentive Plan (“Plan”), is to motivate executives and other key employees of Centrus Energy Corp and its affiliates (collectively, the “Company”) to make extraordinary efforts to increase the value of the Company’s shares and to achieve goals that are important to the Company in 2019 and beyond. The Plan arises under and is subject to the terms of the Centrus 2014 Equity Incentive Plan, as may be amended and/or restated from time to time (the “Equity Incentive Plan”). In the event of a conflict or inconsistency between the terms of this Plan and the terms of the Equity Incentive Plan, the Equity Incentive Plan shall control. If not otherwise defined herein, capitalized terms within this Plan shall have the same meaning as provided under the Equity Incentive Plan.

Overview

The Plan provides for two types of awards that may be granted in 2019: (1) an annual incentive award (“Annual Award”) payable in cash, and (2) a multi-year long-term incentive award (“Long-Term Award”). The Long-Term Incentive Award has two components: (1) a Performance Cash Award, based on established goals for the performance of the Company; and 2) an Equity Denominated Award payable in cash, equity, or a combination thereof.

Eligibility for Participation - Participants in the Plan are recommended by management and are approved by the Compensation, Nominating and Governance Committee (the “Committee”) of the Centrus Board of Directors. Plan participants are shown in the chart in Attachment I for each type of award.

2019 Annual Incentive Plan

The Plan’s effective date (the “Effective Date”) is January 1, 2019.

I.	ANNUAL INCENTIVE AWARDS

A.
Target Awards - The Performance Period for an Annual Award shall be the period from January 1, 2019 through December 31, 2019. Individuals who become participants in the Plan after the Effective Date may have their Target Annual Award (defined below) prorated to reflect their participation date. The proration will be calculated based on the participant’s number of days of Company employment in 2019 divided by 365.

1.	The target Annual Award under the Plan for each participant for the applicable Performance Period (the “Target Annual Award”) shall be as follows:

Target Participation Chart
Level	2019 Target Annual Award (percent of base salary as determined by the Committee)
President & CEO	100%
Senior Vice Presidents	60%-80%
Vice Presidents	60%

2. Participants may receive up to 150% of the Target Annual Award based on the participant’s individual performance recommended by the CEO and approved by the Committee, or in the case of the CEO, as approved by the Committee.

B.
Target Award Pool - Target Annual Awards will be established for each participant based on a percentage of their base salary and his or her level within the Company as set forth in the chart above and in Attachment I. The sum of the target awards for all participants equals the Target Award Pool[1] .

C.
Final Award Pool - At the end of the performance period, the Committee will evaluate Management’s performance relative to the Corporate Goals (discussed below). The Committee will establish an achievement level as a percentage from 0% to 150% based on the degree to which the goals were met. A Final Award Pool will be established by multiplying the Target Award Pool by the Corporate Goal achievement level, the sum of which creates the Final Award Pool. The sum of the total awards made to all participants cannot exceed the Final Award Pool without the consent of the Committee.

1 The Target Award Pool for the Annual Incentives is company-wide and will include all Centrus employees that are eligible to receive an annual incentive award. For non-executives, target annual awards are 5% to 40% of base salary (as determined by management). Consequently, the Target Award Pool described in this section includes all employees eligible to receive an annual award.

Hypothetical Example of Target and Final Award Pool Calculation

Participants	Base Salary	Target Award (% of Base Salary)	Target Award Amount ($)	2019 Pool Calculation
				Year-End Corporate Goal Achievement	FINAL Award Pool

Executives	$250,000	80%	$200,000

	$180,000	60%	$108,000
All Other Participants	$160,000	20%	$32,000

	$75,000	5%	$3,750
Target Award Pool			$5,500,000	97%	$5,335,000

II.	ESTABLISHING GOALS

A.	Corporate Goals - Corporate Goals shall be designated from among the various performance criteria under the Equity Incentive Plan and approved by the Committee.

1.	The Committee has approved 5 Corporate Goals for 2019 (see Attachment II).

i.	Each goal has performance metrics that define 100% achievement for each goal.

ii.
The Committee has the discretion to adjust any goal or target where it believes that such an adjustment is appropriate in supporting business objectives or is otherwise contemplated by the Equity Incentive Plan.

2.	Goals are weighted to recognize their importance in achieving business success in 2019.

3.	Annual goals and goal weights will be approved by the Committee prior to or on or about March 30 of each year for which the goals apply.

B.
Certification of Performance - Following the completion of the Performance Period for the Annual Award, the CEO will review the achievement of the Corporate Goals and will recommend to the Committee a proposed level of performance, with appropriate supporting documentation. The Committee will determine a final level of achievement for each goal and certify an overall level of performance on the Corporate Goals.

C.
Final Award - The participant’s individual Target Award will be multiplied by the achievement level of the Corporate Goals as certified by the Committee (0% to 150%). This will establish the participant’s Final Target Award. Management will then, based on its assessment of the participant’s performance throughout the year, determine each participant’s Final Award as (0% to 150%) of the Final Target Award. The sum of all Final Awards cannot exceed the Final Award Pool without the consent of the Committee.

•	The CEO will review and approve the Final Award rating for each participant.

•	The Committee will review and approve the performance rating for the CEO and each other participant.

III.	TIME AND FORM OF PAYMENT

A.
Annual Awards will be paid only following the Committee’s certification of the level of attainment of the applicable Corporate Goals, and except as expressly provided in Section I of “Plan Administration”, such payment will be conditioned on the participant’s continued employment with the Company on the payment date.

B.
Such awards, when earned, will be paid in cash in a lump sum, subject to applicable withholding and subject to Section 19.1 of the Equity Incentive Plan, including any compensation recovery or “clawback” policy the Company may have in effect at the time the Award is paid.

C.
Payment of Annual Awards, to the extent earned, will be made as soon as practicable after the Committee’s certification of the level of attainment of the applicable Corporate Goal(s) after the end of the applicable Performance Period.

Long-Term Incentive Plan

I.	PLAN DESIGN/PERFORMANCE PERIOD

The Long-Term Incentive Plan (“LTIP”) is designed to reward performance over 3-year overlapping performance periods. The initial performance period for the ongoing program is from January 1, 2019 through December 31, 2021 (the “Initial Award”). Each participant in the initial 2019-2021 performance period will also receive a one-time award covering 2019-2020, which is intended to provide a bridge towards the ongoing program (the “Stub Award”). The LTIP is designed to focus management efforts on achieving strategic goals that require multi-year efforts, enhance alignment of incentives to business strategy and operations, and build on the tactical results achieved on an annual basis. The LTIP has two vehicles:

1.
Performance Cash Award - A cash award tied to the achievement of specific strategic business transition goals over the defined performance period, which accounts for 50% of the total long-term incentive opportunity.

2.
Equity Denominated Award - An award tied to the performance of Centrus Class A common stock over the defined performance period, which accounts for 50% of the total long-term incentive payment opportunity

II.	PERFORMANCE CASH AWARD

A.	Target Award - The Performance Cash Award will comprise 50% of each participant’s total long-term incentive opportunity for both the Initial Award and the Stub Award

•	Each participant may receive between 0% and 150% of his or her target award based on the Company’s achievement of the long-term goals.

•
The participant’s award will be determined by multiplying his or her target award by the Company’s achievement relative to the long-term goals as certified by the Committee. Each participant will be evaluated based on the same Corporate Goals and achievement level.

B.
Performance Cash Award Goals -The Performance Goals/Targets are approved by the Committee at the beginning of the Performance Period. The Performance Goals /Targets for the Initial and Stub Awards are included in Attachments I and III.

•
Such Performance Goals/Targets may, in the Committee’s discretion, include a threshold level of performance, below which no Long-Term Award will be paid, and a maximum level of performance at which 150% of the target Long-Term Award may be paid. The Committee may score performance between the threshold and target performance and between target and maximum performance.

•	Management will periodically update the Committee on performance relative to the Performance Goals/Targets.

i.
The Committee will have the discretion to adjust any goal or target where it believes that such an adjustment is appropriate in supporting business objectives or is otherwise contemplated by the Equity Incentive Plan.

C.	Payout for Performance Cash Award

•
The Committee will certify the level of achievement for the applicable Performance Goals/Targets, and based on the level of achievement, the amount of the Long-Term Award. Payout of the Performance Cash Award and the Equity Denominated award will occur at the same time, e.g. as soon as practicable after the Equity Denominated award can be determined (see below).

D. Settlement of the Performance Cash Award

•
Payment of the Stub Award will be determined following the Committee’s certification of the level of attainment after filing of the Company’s Annual Report on Form 10-K for the final year of the Stub Award performance period (i.e., fiscal year ending 2020) and will be paid no later than May 1, 2021.

•
Payment of the Initial Award will be determined following the Committee’s certification of the level of attainment after filing of the Company’s Annual Report on Form 10-K for the final year of the Initial Award performance period (i.e., for fiscal year ending 2021) and will be paid no later than May 1, 2022.

Performance Cash Award Structure
Target Calculation
Hypothetical Base Salary =	$300,000
2019 Initial Award Target Opportunity (one-third of annual salary)	$100,000
Initial Award Target Performance Cash Award = 50% of total LTI (remainder applied to Equity Denominated Award)	$50,000
2019 Stub Award Target Opportunity (two-thirds of annual salary)	$200,000
Stub Award Target Performance Cash Award (50% of total Stub Award)	$100,000
Total Cash Award Value (Initial Award + Stub Award)	$150,000

Example of Payouts (hypothetical)	Overall % Goal Achievement	Payout	% of Target (target = $150,000)
2021 Stub Award Payout (covering 2019 and 2020)	0.95	$95,000
2022 Initial Award Payout (covering 2019 through 2021)	1.01	$50,500
Total Payout		$145,500	97%

III. EQUITY DENOMINATED AWARD

Under the terms of the Equity Incentive Plan, the Committee can authorize an award of equity to individuals. Such an award may be any form of equity identified in the Equity Incentive Plan. This includes: restricted stock, restricted stock units, share appreciation rights, performance shares or stock options. Incentives tied to the performance of Centrus common stock increases the alignment between management and shareholders.

A.	Target Equity Denominated Award

•	The Equity Denominated Award will comprise 50% of each participant’s total long-term incentive opportunity for both the Initial Award and the Stub Award (the “Target Equity Denominated Award”).

B.	Notional Units

•
The Target Equity Denominated Award is determined by dividing the participant’s target award opportunity by the Starting Share Price of Centrus Class A common stock. The result will be an equivalent number of Notional Units.

•	The number of units will be rounded up or down to the nearest full share.

•	Participants will not receive actual shares, but the number of Notional Units will be used to calculate the Equity Denominated Award.

•	Notional Units will not convey any rights to the participant to receive actual shares, sell shares or have voting rights based on the Notional Units.

C.	Starting Share Price

•	Calculated as the average price of Centrus common stock for the 20 trading days following the filing of the Company’s Annual Report on Form 10-K for the preceding year end (i.e. 2018).

D.	Ending Share Price

•
Calculated as the average price of Centrus common stock for the 20 trading days following the filing of the Company’s Annual Report on Form 10-K for the final year of the performance period (i.e., 2020 for the 2-year Stub Award and 2021 for the Initial Award period).

E.	Final Award

•
For the Stub Award, participants will be eligible for a payout in 2021 (covering 2019 and 2020) and for the Initial Award, participants will be eligible for a payout in 2022 (covering 2019 through 2021).

•	Both payouts are based on the Notional Units determined using the 2019 Starting Share Price.

•	All awards will be based on the Starting and Ending Share Price for the applicable performance period.

F.	Settlement of the Award

•	Awards will be settled following the Committee’s certification of the Ending Share Price.

•	Settlement of any award based on the Notional Units may be made, in the form of cash, Centrus common stock, or any combination of the two at the discretion of the Committee.

•	The participant will be entitled to receive in settlement of the award an amount equal to the number of Notional Units issued to the participant multiplied by the applicable Ending Share Price.

G.	Unrestricted Shares

•	Should all or a portion of the award be made in the form of Centrus common stock, these shares would be unrestricted and become taxable to the participant at that time.

Equity Denominated Award - Payment Structure
Target Grant Calculation
Hypothetical Base Salary	$300,000
2019 Initial Award Target Opportunity (one-third of annual salary)	$100,000
Target Initial Award Equity Denominated Grant = 50% of total LTI (remainder applied to Performance vehicle)	$50,000
Stub Award Target Opportunity (two-thirds of annual salary)	$200,000
Stub Award Equity Denominated Grant (50% of total Stub Award)	$100,000
Total Equity Denominated Grant value (Initial Award + Stub Award)	$150,000
Share Value
Starting Share Price (1)	$2.50
Number of Notional Units
Total Target Equity Denominated Grant divided by starting share price	60,000
Stub Award shares covering 2019 and 2020 (payout in 2021) -2/3 of total	40,000
Initial Award shares covering 2019 through 2021 (payout in 2022) - 1/3 of total	20,000
Example of Payouts (hypothetical)	Ending Share Price	Payout	% of Target (target = $150,000)
2021 Stub Award Payout - covering 2019 and 2020 (2)	$3.00	$120,000
2022 Initial Award Payout - covering 2019-2021 (grant is based on 2019 start price) (3)	$3.20	$64,000
Total Payout		$184,000	123%

(1) Starting share value TBD (hypothetical)
(2) Ending share value TBD (hypothetical)
(3) Ending share value TBD (hypothetical)

IV. TIME AND FORM OF PAYMENT

Long-Term Awards will be paid only following the Committee’s certification of the level of attainment of the applicable Performance Goal(s), and except as expressly provided in Section I of “Plan Administration” below, such payment will be conditioned on the participant’s continued employment with the Company on the payment date. Such awards, when earned, will be paid in cash in a lump sum, or in the case of the equity denominated awards, may be paid in cash, Centrus common stock, or as a combination of the two at the Committee’s discretion. Payments will be subject to applicable withholding and subject to Section 19.1 of the Equity Incentive Plan, including any compensation recovery or “claw-back” policy the Company may have in effect at the time the Award is paid.

A.
Long-Term Performance Cash Awards - Payment of any Long-Term Performance Cash Award, to the extent earned, will be made as soon as practicable following the Committee’s certification of the level of attainment of performance goals after filing of the Company’s Annual Report on Form 10-K for the final year of the performance period.

During 2019, there will be two Performance Cash Award grants; one associated with achieving the 2019-2020 Stub Award targets; and one associated with achieving the 2019-2021 Initial Award targets.

B.	Long-Term Equity Denominated Awards - Long-term Equity Denominated Awards are based on the performance of Centrus Class A common stock over the applicable Performance Period.

During 2019, there will be two equity grant payouts: one associated with the value of the common stock from the Starting Share Price for 2019, to the Ending Share Price in 2021 (the Stub Award); and one associated with the value of the common stock from the Starting Share Price for 2019 to the Ending Share Price in 2022 (the Initial Award). Payment will be made as soon as practicable following the Committee’s certification of the applicable Ending Share Price.

C.
Future Performance Periods - A new three-year LTIP performance period is anticipated to begin each year as determined by the Committee such that the periods overlap and provide a payout each year. The target total long-term incentive over each three-year period is anticipated to continue to be 100% of the participant’s annual salary; however, the proportion paid as performance cash awards and equity denominated awards may change based on evolving Company circumstances.

PLAN ADMINISTRATION

I.	EFFECT OF TERMINATION OF SERVICE

A.
Death or Disability. If a participant’s employment is terminated due to Death or Disability (as defined in Section 409A of the Code) prior to payment of an Annual Award or Long-Term Award, the participant (or beneficiary, in the case of Death) will be entitled to payment of a pro-rated portion of the applicable Annual Award or Long-Term Award.

The Annual Award payment will be based on the participant’s individual Target Award multiplied by a fraction, the numerator of which is the number of days the participant was employed by the Company during the applicable performance period and the denominator of which is the number of days in the applicable performance period (the “Proration Fraction”). The prorated Target Award will be multiplied by the achievement level of Corporate Goals certified by the Committee pursuant to this Plan (i.e., payment will be based on actual performance) and adjusted by management based on assessment of the participant’s performance. The Annual Award payment will be paid at the same time as payouts are made to actively employed participants.

The calculation and timing of the payment of the Performance Cash Award portion of the Long-Term Award depends on when during the Performance Period, Death or Disability occurs. If Death or Disability occurs prior to the final year of a performance period: (i) the Performance Cash Award payment amount will be based on the participant’s target Performance Cash Award for the performance period multiplied by the Proration Fraction; (ii) the amount of the award will be equal to the prorated target (i.e., the amount will assume achievement of goals at target level), and (iii) the Performance Cash Award will be paid within

60 days of the date of the participant’s termination of employment. If Death or Disability occurs during the final year of a performance period: (i) the Performance Cash Award payment amount will be based on the participant’s target Performance Cash Award for the performance period multiplied by the Proration Fraction; (ii) the prorated target will be multiplied by the achievement level certified by the Committee for the applicable performance period, and (iii) the Performance Cash Award will be paid at the same time as payouts are made to actively employed participants.

The Equity Denominated Award will be based on the number of Notional Units awarded to the participant for the performance period multiplied by the Proration Fraction. The Ending Share Price shall be determined as provided in this Plan following the filing of the Company’s Annual Report on Form 10-K for the final year of the performance period, and payment will be made at the same time as payment is made for actively employed participants.

B.
Termination Without Cause or Retirement. Except as provided in Section D. Change in Control, if a participant’s employment is terminated due to involuntary separation from service by the Company other than for Cause (as defined in the Equity Incentive Plan), if a participant has a separation from service for Good Reason (as defined in the participant’s Change in Control Agreement), or if a participant Retires (as defined below) prior to the payment of the incentive awards, then the awards shall be paid as follows:

1.
The amount payable under the Plan shall be the amount of the award that would have been paid based on actual performance had the participant remained actively employed, multiplied by the Pro-Ration Fraction. The pro-rated Award shall be paid subject to the participant’s execution (without revocation) of a general release of claims in substantially the form provided under the Company’s Executive Severance Plan.

2.
The pro-rated Award shall be paid at the same time and using the same performance results and stock calculation as Awards paid to participants who remain actively employed by the Company, multiplied by the Pro-Ration Fraction.

3.
For this purpose, “Retirement” is defined as having met the age and service requirements to qualify for an unreduced benefit under the Employees’ Retirement Plan of Centrus Energy Corp., regardless of whether the individual was a participant in that plan at the time of his or her retirement.

C.
Other Termination of Employment - If the participant incurs a termination of employment for any other reason (not set forth above) prior to payment of an Annual Award or a Long-Term Award, including a voluntary termination of employment without Good Reason, or termination for Cause, such unpaid Awards will be forfeited.

D.
Change in Control - Notwithstanding anything herein or the Executive Severance Plan to the contrary, if a participant’s employment is involuntarily terminated by the Company other than for Cause or is terminated by the participant for Good Reason in either case within three months prior to or within one year following a Change in Control (as defined in the Equity Incentive Plan), the Committee will immediately vest and pay out (i) the Annual Award on the 60th day following such termination as though the applicable Performance Goal(s) had been achieved at the target level and (ii) the Long-Term Awards on the regular payment dates based on actual performance through the end of the applicable Performance Period, and multiplied by the Pro-Ration Fraction. Awards will be paid on the date when all other awards are paid. The payment of any such Award shall be subject to the participant’s execution (without revocation) of a general release of claims in substantially the form provided under the Company’s Executive Severance Plan. For purposes of this Plan, “Good Reason” shall have the same meaning defined for that term in the participant’s Change in Control Agreement.

II. OTHER ADMINISTRATIVE MATTERS

A.	409A Matters

1.
Notwithstanding anything to the contrary in this Plan, Annual Incentive Awards payable under this Plan are intended not to be deferred compensation within the meaning of Section 409A of the Code, and the Plan will be administered and interpreted to be consistent with that intention. Annual Incentive Awards that are earned will be made as soon as practicable after the Committee’s certification of the level of attainment of the applicable Performance Goal(s) after the end of the applicable Performance Period, but in no event later than the 15th day of the third month after the later of the last day of the calendar year or the last day of the fiscal year in which they are earned.

2.
Long-Term Incentive Awards shall be treated as deferred compensation within the meaning of Section 409A of the Code, and this Plan will be administered and interpreted to be consistent with that intention. In that regard, in the event that the participant is a “specified employee” within the meaning of Section 409A at the time of the termination (other than due to death), then notwithstanding anything contained in this Plan to the contrary, the Long-Term Incentive Award shall be delayed and paid on the first business day following the date that is six months following the date of participant’s termination of employment, or earlier upon such participant’s death. Each payment payable under this Plan that is considered to be deferred compensation subject to Code Section 409A is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

B.
Effect of Awards on Other Benefits - An Annual Award, to the extent earned, but not a Long-Term Award, will, as reasonably determined by the Committee in good faith, be considered in the definition of pay used to determine, as applicable: (1) the participant’s severance benefits under the Centrus Energy Executive Severance Plan or any other severance plan in which he or she participates, (2) the participant’s severance benefits under his or her Change in Control agreement with the Company, and (3) the GVUL executive life insurance benefit administered through MetLife. Except as provided above in this section, amounts payable to any participant under the Plan shall not be taken into account in computing the participant’s compensation for purposes of determining any pension, retirement, death or other benefit under a pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company, except as such other plan or agreement shall otherwise expressly provide.

C.
Participants Joining the Plan After the Effective Date - In certain cases a participant may join this Plan during the course of the Performance Period (either as a participant in the Annual Award, the Long-Term Award or both). Those individuals will be treated as partial participants as outlined below.

1.
If an employee becomes eligible to participate in the Annual Award and/or the Long-Term Award for 2019 after the Effective Date either through promotion or by subsequent hiring by the Company, the employee’s Target Annual Award or target Long-Term Award will be established according to the Target Participation Chart (above), or as otherwise indicated above, which will be multiplied by the Pro-ration Fraction.

2.
If an employee is promoted and by that promotion is eligible to participate in this Plan at a higher Target Annual Award level, then his or her award shall be prorated based on the amount of time as a participant at each level (prior and new) and the base salary used in the calculation of any award shall be the salary in place while participating at each level. The sum of the two pro-rations will equal the participant’s revised Target Annual Award.

3.
If, due to special circumstances, an employee who is not at one of the levels set forth in the Target Participation Chart (above) and who is not subject to Section 16 of the Securities Exchange Act of 1934 becomes eligible to participate in the Plan, the applicable target percentage of base salary for such individual will be determined by the CEO, as approved by the Committee, but will not exceed the maximum target percentage for the Vice President level as shown in the Target Participation Chart. Any awards earned will be pro-rated, as previously described.